AGREEMENT

This AGREEMENT (the “Agreement”) is made as of the 4th day of March, 2009, by and between:

Antonio Rotundo, a businessman having an address for notice and delivery located at Av. Arenales 335, Cercaro, Lima, Peru
(the “Seller”)

And
Corey Sandberg, a businessman having an address for notice and delivery located at 8966 Comstock Lane N., Maple Grove, MN  55311
(the "Purchaser").

RECITALS:

FIRST, Seller is the owner of an aggregate of 34,800,000 shares of common stock of Affinity Gold Corp., a Nevada corporation (“Affinity”, or the “Company”).

SECOND, Seller desires to sell 1,000,000 shares (the “Shares”) of the 34,800,000 shares of common stock of the Company registered to the Seller to the Purchaser on the terms and conditions provided for in this Agreement.

THRID, Purchaser desires to purchase the Shares from the Sellers on the terms and conditions provided for in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

I.  SALES OF THE SHARES.

1.01           Shares being Sold.  Subject to the terms and conditions of this Agreement, the Seller is selling, assigning, and delivering the Shares (1,000,000 shares) to the Purchaser at the closing provided for in Section 1.03 hereof (the "Closing"), free and clear of all liens, charges, or encumbrances of whatsoever nature.

1.02           Consideration.  The Seller acknowledges that Purchaser is purchasing the Shares for an aggregate consideration of US$1,666.67, which shall be delivered to the Seller at the Closing.

1.03           Closing.  The Closing of the transactions provided for in this Agreement is taking place on or before March 6, 2009.  At the Closing, the Seller will deliver to the Purchaser duly endorsed stock certificates representing the Shares.  Concurrently therewith, the Purchaser will deliver in aggregate US$1,666.67 to the Seller for the purchase of the Shares.

II.  REPRESENTATIONS AND WARRANTIES BY THE SELLERS.

The Seller hereby jointly and severally represents and warrants to the Purchaser that to the best of the Seller’s knowledge, with the intent that the Purchaser will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement, that:

2.01           Organization, Capitalization, etc.

(a)  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, and is qualified in no other state.

(b)  The authorized capital stock of the Company consists of 2,700,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share.  As of the date of this Agreement, 64,500,000 common shares and nil preferred shares are validly issued and outstanding, fully paid and non-assessable.

(c)  The Company has the corporate power and authority to carry on its business as presently conducted.

2.02           No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Articles of Incorporation or Bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or the Seller is a party or by which the Company or the Seller is bound.

2.03           Authority.   The Sellers have the power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding instrument, enforceable in accordance with its terms.

2.04           Title to the Shares.  The Seller is the sole legal and beneficial owner of the Shares in Affinity and the Seller has good and marketable title thereto.  All of the Shares owned by the Seller are owned free and clear of any liens, claims, options, charges, or encumbrances of whatsoever nature.  The Seller has the unqualified right to sell, assign, and deliver the Shares, and, upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and valid title to the Shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.  The Purchaser acknowledges that the Shares being acquired from the Seller are restricted securities so that such Shares will have trading restrictions.

2.05           Control Shares.  The Certificates representing the Share delivered pursuant to this Agreement are owned by an affiliate of the Company and accordingly are restricted securities as that term is defined in Rule 144 of the Securities Act of 1933 (the “Act”).  As such, upon transfer of the Shares to the Purchaser, the Purchaser will begin a new holding period as set forth in Rule 144 and the Shares may not be resold without registration or pursuant to an exemption from registration for the holding period set forth in Rule 144.  Accordingly, certificates issued to the Purchaser will contain an appropriate restrictive legend.

2.06           Undisclosed Liabilities.  Except to the extent reflected in the balance sheet of the Company, the Company, as of that date, had no liabilities or obligations of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.  Further, the Seller does not know or have no reasonable ground to know of any basis for the assertion against the Company of any liability or obligation as of December 31, 2008, of any nature or in any amount not fully reflected or reserved against in the financial statements.

2.07           Title to Properties; Encumbrances.  The Company has good and marketable title to all of its properties and assets, real and personal, tangible and intangible.

2.08           No Claims; Indemnity.  There are currently no claims or lawsuits threatened or pending against the Company or the Seller as the owners of his shares, and the Seller is unaware of any conditions or circumstances that would lead to or justify the filing of any claim or lawsuit.  If, after the consummation of this transaction and the transfer of the Shares from the Seller to the Purchaser any claim or lawsuit shall be filed against Affinity or the Purchaser (as the owner of the Shares), arising out of any circumstances whatsoever prior to transfer of the shares, the Seller shall defend, indemnify and hold the Purchaser harmless from and against any and all such claims or lawsuits or any awards or judgments granted thereunder.

III.  REPRESENTATIONS AND WARRANTIES BY THE PURCHASER.

The Purchaser hereby represents and warrants to the Seller that to the best of the Purchaser’s knowledge, with the intent that the Seller will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement, that:

3.01           Representations Regarding the Acquisition of the Shares.

(a)  The undersigned Purchaser understands that the SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR FOREIGN SECURITIES AGENCIES;

(b)  The Purchaser is not an underwriter and is acquiring the Seller’s Shares solely for investment for the account of the Purchaser and not with a view to, or for, resale in connection with any distribution within the meaning of the federal securities act, the state securities acts or any other applicable laws;

(c)  The Purchaser understands the speculative nature and risks of investments associated with the Company and confirms that the Shares are suitable and consistent with his investment program and that his financial position enables him to bear the risks of this investment;

3.02           Authority.  The Purchaser has the power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding instrument, enforceable in accordance with its terms.

3.03           No Violation.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Purchaser is a party or by which the Purchaser is bound.

3.04           Rule 144 Restriction. The Purchaser hereby agrees that such shares are restricted pursuant to Rule 144 and therefore subject to Rule 144 resale requirements.

IV.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

4.01           Survival of Representations.  All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof for a period of one (1) year from and after the Closing.

4.02           Indemnification.  The Seller agrees to indemnify the Purchaser and hold him harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees) in excess of $5,000.00 in the aggregate, imposed upon or incurred by the Purchaser resulting from a breach of any agreement, representation, or warranty of the Seller.  Assertion by a party to their right to indemnification under this Section 4.02 shall not preclude the assertion by the parties of any other rights or the seeking of any other remedies against the opposing party.

V.  MISCELLANEOUS.

5.01           Expenses.  All fees and expenses incurred by the Purchaser and the Seller in connection with the transactions contemplated by this Agreement shall be borne by the respective parties hereto.

5.02           Further Assurances.  From time to time, at the Purchaser's request and without further consideration, the Seller, at his expense, will execute and transfer such documents and will take such action as the Purchaser may reasonably request in order to effectively consummate the transactions herein contemplated.

5.03           Entire Agreement.  This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.  This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

5.04           No Assignments.  Neither party may assign nor delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

5.05           Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

5.06           Severability.  In the event that any term, covenant, condition or other provision contained herein is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the invalidity of any such term, covenant, condition, provision or Agreement shall in no way affect any other term, covenant, condition or provision or Agreement contained herein, which shall remain in full force and effect.

5.07           Governing Law.  This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are governed exclusively by, and are to be enforced, construed and interpreted exclusively in accordance with the laws of the State of Nevada and the parties submit and attorn to the jurisdiction of the courts of the State of Nevada.

5.08           Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

If to the Seller:                   Antonio Rotundo
              Av. Arenales 335
   Cercado, Lima, Peru

If to the Purchaser:             Corey Sandberg
8966 Comstock Lane N.
Maple Grove, MN  55311

5.09           Effect.  In the event any portion of this Agreement is deemed to be null and void under any state, provincial, or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

5.10           Gender and Number.  Words importing a particular gender mean and include the other gender and words importing a singular number mean and include the plural number and vice versa, unless the context clearly indicated to the contrary.

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

5.11          Counterparts.  This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures are acceptable and deemed original signatures.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Seller and the Purchaser, on the date first above written.

SELLER:

_/s/ Antonio Rotundo___________
ANTONIO ROTUNDO

PURCHASER:

_/s/ Corey Sandberg____________
COREY SANDBERG